EXHIBIT 99

    $$TDCH, 30DC ANNOUNCES THIRD QUARTER AND NINE MONTH FISCAL 2014 RESULTS


NINE MONTH PRODUCTS AND SERVICES REVENUES INCREASED 280% VS SAME PERIOD IN FISCAL 2013 HIGHLIGHTING RECENT GROWTH OF THE MAGCAST DIGITAL PUBLISHING PLATFORM

New York, NY, May 19, 2014, 30DC, Inc. (OTCQB: TDCH), a provider of web-based tools for the monetization of digital content, today announced that during the three and nine month periods ended March 31, 2014, the Company, recognized revenues of $265,213 and $2,416,239 respectively from continuing operations compared to $251,462 and $1,058,854 during the three and nine month periods ended March 31, 2013. Revenues from continuing operations were from the following sources during the three and nine months ended March 31, 2014 compared to March 31, 2013.

                              Three Months       Three Months
                                  Ended              Ended          Increase or
                             March 31, 2014     March 31, 2013       (Decrease)
                           ----------------- ------------------- ---------------
Revenue
  Commissions              $         26,912  $           31,242  $       (4,330)
  Subscription Revenue                    -               1,369          (1,369)
  Products and Services             238,701             213,351          25,350
  Seminars and Mentoring                  -               5,500          (5,500)
                           ----------------- ------------------- ---------------
   Total Revenues          $        265,613  $          251,462  $       14,151

                              Nine Months         Nine Months
                                 Ended               Ended          Increase or
                             March 31, 2014      March 31, 2013      (Decrease)
                           ----------------- ------------------- ---------------
Revenue
  Commissions              $         58,642  $          192,532  $     (133,890)
  Subscription Revenue                    -              14,670         (14,670)
  Products and Services           2,357,597             619,068       1,738,529
  Seminars and Mentoring                  -             232,584        (232,584)
                           ----------------- ------------------- ---------------
   Total Revenues          $      2,416,239  $        1,058,854  $    1,357,385
                           ----------------- ------------------- ---------------

Revenues from continuing operations for the third quarter and first nine months of fiscal 2014 were 5.5% and 128% higher respectively than the third quarter and first nine months of fiscal 2013, due primarily to increased sales of the MagCast Digital Publishing Platform.

According to Ted Greenberg, 30DC's CFO, "over the past two years the Company's business strategy has evolved towards internally developed digital publishing and marketing services. As our service offerings for MagCast and Market Pro Max have matured and we have developed video based training programs around these services, our Company's efforts are starting to pay off." For the first nine months of fiscal 2014 Products & Services Revenue increased 280% over the first nine months of fiscal 2013. Management believes the Company is poised for significant revenue growth in the near future.

Operating  Expenses from  continuing  operations  were  $495,263 and  $2,393,869 respectively, for the three months and nine months ended March 31, 2014, compared to $464,151 and $1,531,961 for the same periods in the prior fiscal year.

Net loss was $(218,270) or $(.00) per share, and net income $112,276, or $.00 per share, for the third quarter and nine months ended March 31, 2014, compared to a loss of $(139,096), or $(.00) per share, and a loss of $(372,332) or $(.00)
per share, for the same periods of fiscal 2013. The increase in net income during the first nine months of fiscal 2014 compared to the same period in the prior fiscal year was primarily due to the effect of increased sales of the MagCast Publishing Platform.

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30DC ended the third  quarter of fiscal 2014 with  $102,015 of cash and $760,630 of shareholders' equity. The Company currently has 76,843,464 commons shares outstanding which reflects the redemption of 10,560,000 shares during the quarter as part of the divestiture of the Immediate Edge business. Operating results for the Immediate Edge for all periods reported in the March 2014 10Q have been reclassified to discontinued operations and are not included in the above numbers for continuing operations.

About 30DC, Inc.

30DC provides  web-based  tools for the  monetization  of digital  content.  For
addition   information  on  30DC,   please  download  a  corporate  fact  sheet:
http://30dcinc.com/investors/news.

To download 30DC Investor Relations Magazine:

https://itunes.apple.com/us/app/30dc-investor-relations-magazine/
id737655178?mt=8

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional:
Greg Laborde, 30DC, Inc.
Phone: 212-962-4400 Ext 82
E-mail: greg.laborde@30dcinc.com or
visit http://www.30dcinc.com

























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